Exhibit 99.1

Ryerson Reports First Quarter 2023 Results

Quarterly results include strong revenue, margins, and operating earnings. Business highlights include $53 million opportunistic share repurchase, acquisition of value-added processor, continued progress at Centralia and University Park service centers, increase in the quarterly dividend, as well as extension and increase of the share repurchase program.

CHICAGO – May 1, 2023 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the first quarter ended March 31, 2023.

Highlights:

•
Achieved Net Income attributable to Ryerson Holding Corporation of $47.3 million with Adjusted EBITDA1, excluding LIFO of $90.1 million
•
Earned Diluted EPS2 of $1.27 on revenue of $1.4 billion
•
Generated Operating Cash Flow of $80.4 million and Free Cash Flow of $52.6 million
•
Maintained Net Leverage ratio at low end of target at 0.8x, debt of $395 million and net debt3 of $351 million as of March 31, 2023, compared to $367 million and $328 million, respectively, on December 31, 2022
•
Repurchased 1.5 million shares directly from an affiliate of Platinum Equity in a secondary public offering creating value for shareholders and contributing to free float increasing to 67%, as of March 31, 2023
•
Acquired value-added processor BLP Holdings, LLC
•
Announced second quarter 2023 dividend of $0.18 per share, a 5.9% increase from the prior quarter
•
Announced an increase and extension of the share repurchase program by approximately $80 million to $100 million through April 2025

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q1 2023	Q1 2022	Q4 2022	YoY	QoQ

Revenue	$1,406.1	$1,748.8	$1,288.2	(19.6)%	9.2%
Tons shipped	519	528	465	(1.7)%	11.6%
Average selling price/ton	$2,709	$3,312	$2,770	(18.2)%	(2.2)%
Gross margin	18.8%	23.5%	12.7%	-470 bps	610 bps
Gross margin, excl. LIFO	19.1%	23.6%	15.3%	-450 bps	380 bps
Warehousing, delivery, selling, general, and administrative expenses	$194.2	$175.3	$190.5	10.8%	1.9%
As a percentage of revenue	13.8%	10.1%	14.8%	370 bps	-100 bps
Net income (loss) attributable to Ryerson Holding Corporation	$47.3	$163.6	$(24.1)	(71.1)%	(296.3)%
Diluted earnings (loss) per share	$1.27	$4.17	$(0.65)	$(2.90)	$1.92
Adjusted diluted earnings (loss) per share	$1.27	$4.27	$(0.65)	$(3.00)	$1.92
Adj. EBITDA, excl. LIFO	$90.1	$250.6	$28.7	(64.0)%	213.9%
Adj. EBITDA, excl. LIFO margin	6.4%	14.3%	2.2%	-790 bps	420 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$395.1	$551.3	$367.0	(28.3)%	7.7%
Cash and cash equivalents	$43.7	$44.7	$39.2	(2.2)%	11.5%
Net debt	$351.4	$506.6	$327.8	(30.6)%	7.2%
Net debt / LTM Adj. EBITDA, excl. LIFO	0.8	x	0.5	x	0.6	x	0.3	x	0.2	x
Cash conversion cycle (days)	77.4	76.8	91.6	0.6	(14.2)
Net cash provided by (used in) operating activities	$80.4	$82.5	$181.6	$(2.1)	$(101.2)

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said, “I want to thank all of my Ryerson teammates for their dedicated efforts in the service of operating safely and productively during the quarter and I want to thank our customers for the opportunity to create and deliver great customer experiences. Ryerson produced good operating results during a period of better-than-expected composite demand and price support. We generated positive operating cash flow, exceeded our expectations on earnings per share, increased our quarterly dividend, and maintained our net leverage ratio at the low-end of our target range. Thanks to the excellent work over the past several years to improve our capital structure, we can further invest smartly by modernizing our business and enhancing our capabilities as evidenced by our new service centers in Centralia, WA and University Park, IL, as well as integrating the operations of BLP Holdings, LLC, Excelsior, Inc., and Howard Precision Metals, Inc. into our intelligent service center network. Additionally, we returned $53.2 million to shareholders through share repurchases and $6 million through our quarterly dividend. Finally, we are increasing our quarterly dividend by approximately 6% to $0.18 per share in the second quarter of 2023. As we look forward, Ryerson’s growth engine is our commitment to delivering excellent customer experience with joy, speed, scale, value-add and consistency.”

First Quarter Results

Ryerson generated net sales of $1.4 billion in the first quarter of 2023, an increase of 9.2%, compared to the fourth quarter of 2022. This was driven by seasonally higher volumes and partially offset by lower average selling price, with volumes increasing 11.6% and average selling prices declining 2.2%, compared to the fourth quarter of 2022, and in line with guidance expectations.

Gross margin expanded sequentially by 610 basis points to 18.8% in the first quarter of 2023, compared to 12.7% in the fourth quarter of 2022, as costs of goods sold reflected sales of lower costed materials through our sales mix. LIFO expense of $4 million was lower than our guidance expectations.

Excluding the impact of LIFO, gross margin expanded 380 basis points to 19.1% in the first quarter of 2023, compared to 15.3% in the fourth quarter, driven by the decrease in costs of goods sold that outpaced the easing in average selling prices. Warehousing, delivery, selling, general and administrative expenses increased 1.9% to $194.2 million in the first quarter of 2023, compared to $190.5 million in the fourth quarter of 2022, primarily driven by increased variable expenses related to higher sales volumes as well as expenses incurred at new acquisitions, BLP Holdings, acquired in the first quarter, and Excelsior, acquired in the fourth quarter of 2022.

Net income attributable to Ryerson Holding Corporation for the first quarter of 2022 was $47.3 million, or $1.27 per diluted share, compared to net loss of $24.1 million, or $0.65 per diluted share in the previous quarter. Ryerson generated Adjusted EBITDA, excluding LIFO of $90.1 million in the first quarter of 2023, compared to fourth quarter 2022 Adjusted EBITDA, excluding LIFO of $28.7 million.

Liquidity & Debt Management

Ryerson generated $80.4 million of operating cash in the first quarter of 2023, supported by net income attributable to Ryerson Holding of $47.3 million and working capital release of $53.5 million. The working capital release was partially attributable to the Company’s cash conversion cycle decreasing to 77 days, compared to 92 days in the fourth quarter of 2022, driven by a reduction in inventory days of supply. Ryerson’s inventory release was driven by strong seasonal customer restocking coupled with a sequentially lower average cost of inventory. Additionally, higher sales volumes and improved inventory management resulted in inventory days of supply in the first quarter decreasing to 79 days, compared with 90 days in the fourth quarter. The Company ended the first quarter of 2023 with $395 million of debt and $351 million of net debt, sequential increases of $28 million and $24 million, respectively, compared to the fourth quarter. Ryerson’s leverage ratio as of the fourth quarter of 2022 was 0.8x, near the low-end of the Company’s target leverage range. Ryerson’s global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, decreased to $856 million as of March 31, 2023, compared to $909 million as of December 31, 2022.

Shareholder Return Activity

Dividends. On May 1, 2023, the Board of Directors declared a quarterly cash dividend of $0.18 per share of common stock, payable on June 15, 2023, to stockholders of record as of June 1, 2023. During the first quarter of 2023, Ryerson paid a quarterly dividend in the amount of $0.17 per share, amounting to a cash return of approximately $6.0 million.

Share Repurchase. On February 28, 2023, Ryerson repurchased 1,513,420 shares of common stock for $53.0 million directly from an affiliate of Platinum Equity. Additionally, over the course of the first quarter of 2023, the Company repurchased 5,013 shares for $0.2 million in the open market. In total, Ryerson repurchased 1,518,433 shares of common stock resulting in a return to shareholders of approximately $53.2 million for the first quarter of 2023. Ryerson made these repurchases in accordance with its share repurchase program, which authorizes the Company to acquire up to an aggregate amount of $75.0 million of the Company’s common stock through August 3, 2024. As of March 31, 2023, $20.0 million of the $75.0 million remained under the existing share repurchase authorization. On May 1, 2023, the Board of Directors approved increasing the share repurchase authorization by approximately $80 million to $100 million and extending the term from August 2024 to April 2025.

Outlook Commentary

For the second quarter of 2023, Ryerson expects customer shipments to be effectively flat, or +/- 1%, quarter over quarter. The Company anticipates second quarter net sales to be in the range of $1.40 billion to $1.44 billion, with pricing increasing 0% to 1%. LIFO expense in the second quarter of 2023 is expected to be $5 million. We expect adjusted EBITDA, excluding LIFO in the range of $93 million to $97 million and earnings per diluted share in the range of $1.28 to $1.36.

First Quarter 2023 Major Product Metrics
	Tons Shipped (thousands)					Average Selling Prices
	Q1 2023	Q1 2022	Q4 2022	Year-over-year	Quarter-over-quarter	Year-over-year	Quarter-over-quarter

Carbon Steel	402	405	365	(0.7)%	10.1%	(26.0)%	(8.1)%
Aluminum	52	50	45	4.0%	15.6%	(2.9)%	(0.3)%
Stainless Steel	63	71	52	(11.3)%	21.2%	(10.9)%	(0.3)%

	Net Sales (millions)
	Q1 2023	Q1 2022	Q4 2022	Year-over-year	Quarter-over-quarter

Carbon Steel	$692	$942	$684	(26.5)%	1.2%
Aluminum	$310	$307	$269	1.0%	15.2%
Stainless Steel	$378	$478	$313	(20.9)%	20.8%

Earnings Call Information

Ryerson will host a conference call to discuss first quarter 2023 financial results for the period ended March 31, 2023, on Tuesday, May 2, 2023, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,200 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Manager – Investor Relations:

Pratham Dear

312.292.5033

investorinfo@ryerson.com

Notes:

1For EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding LIFO please see Schedule 2

2EPS is Earnings per Share

3Net debt is defined as long term debt plus short term debt less cash and cash equivalents and excludes restricted cash

Legal Disclaimer

The contents herein are provided for general information purposes only and do not constitute an offer to sell or buy, or a solicitation of an offer to buy, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or buy, or a solicitation of an offer to buy, any Security in the United States, or to U.S. persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; the impact of geopolitical events, including Russia’s invasion of Ukraine and global trade sanctions; fluctuating metal prices; our indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; the ownership of a significant portion of our equity securities by a single investor group; work stoppages; obligations under certain employee retirement benefit plans; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

			Fourth
	First Quarter		Quarter
	2023	2022	2022

NET SALES	$1,406.1	$1,748.8	$1,288.2
Cost of materials sold	1,141.9	1,338.7	1,125.1
Gross profit	264.2	410.1	163.1
Warehousing, delivery, selling, general, and administrative	194.2	175.3	190.5
OPERATING PROFIT (LOSS)	70.0	234.8	(27.4)
Other income and (expense), net	(0.1)	(5.7)	(0.3)
Interest and other expense on debt	(7.6)	(10.3)	(7.0)
INCOME (LOSS) BEFORE INCOME TAXES	62.3	218.8	(34.7)
Provision (benefit) for income taxes	14.8	55.0	(10.9)
NET INCOME (LOSS)	47.5	163.8	(23.8)
Less: Net income attributable to noncontrolling interest	0.2	0.2	0.3
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$47.3	$163.6	$(24.1)
EARNINGS (LOSS) PER SHARE
Basic	$1.30	$4.26	$(0.65)
Diluted	$1.27	$4.17	$(0.65)
Shares outstanding - basic	36.5	38.4	37.0
Shares outstanding - diluted	37.2	39.2	37.0

Dividends declared per share	$0.17	$0.10	$0.16

Supplemental Data :
Tons shipped (000)	519	528	465
Shipping days	64	63	60
Average selling price/ton	$2,709	$3,312	$2,770
Gross profit/ton	509	777	351
Operating profit (loss)/ton	135	445	(59)
LIFO expense per ton	8	4	74
LIFO expense	4.0	2.2	34.6
Depreciation and amortization expense	13.7	13.5	16.5
Cash flow provided by operating activities	80.4	82.5	181.6
Capital expenditures	(27.8)	(18.8)	(33.9)

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Second Quarter 2023 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	March 31,	December 31,
	2023	2022
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$43.7	$39.2
Restricted cash	1.3	1.3
Receivables, less provisions of $3.3 at March 31, 2023 and $3.2 at December 31, 2022	615.4	514.4
Inventories	710.7	798.5
Prepaid expenses and other current assets	85.4	88.2
Total current assets	1,456.5	1,441.6
Property, plant, and equipment, at cost	938.3	898.6
Less: accumulated depreciation	451.9	440.2
Property, plant, and equipment, net	486.4	458.4
Operating lease assets	244.8	240.5
Other intangible assets	64.3	50.9
Goodwill	135.1	129.2
Deferred charges and other assets	14.4	13.7
Total assets	$2,401.5	$2,334.3
Liabilities
Current liabilities:
Accounts payable	$522.1	$438.4
Salaries, wages, and commissions	37.3	67.3
Other accrued liabilities	71.1	77.7
Short-term debt	4.0	5.8
Current portion of operating lease liabilities	26.1	25.2
Current portion of deferred employee benefits	4.8	4.8
Total current liabilities	665.4	619.2
Long-term debt	391.1	361.2
Deferred employee benefits	112.2	118.0
Noncurrent operating lease liabilities	219.3	215.1
Deferred income taxes	119.2	113.5
Other noncurrent liabilities	13.3	14.3
Total liabilities	1,520.5	1,441.3
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at March 31, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 39,449,009 and 39,059,198 shares issued at March 31, 2023 and December 31, 2022, respectively	0.4	0.4
Capital in excess of par value	400.3	397.7
Retained earnings	733.8	692.5
Treasury stock, at cost - Common stock of 3,678,554 shares at March 31, 2023 and 2,070,654 shares at December 31, 2022	(117.9)	(61.1)
Accumulated other comprehensive loss	(143.6)	(144.4)
Total Ryerson Holding Corporation Stockholders' Equity	873.0	885.1
Noncontrolling interest	8.0	7.9
Total Equity	881.0	893.0
Total Liabilities and Stockholders' Equity	$2,401.5	$2,334.3

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

			Fourth
	First Quarter		Quarter
	2023	2022	2022

Net income (loss) attributable to Ryerson Holding Corporation	$47.3	$163.6	$(24.1)
Interest and other expense on debt	7.6	10.3	7.0
Provision (benefit) for income taxes	14.8	55.0	(10.9)
Depreciation and amortization expense	13.7	13.5	16.5
EBITDA	$83.4	$242.4	$(11.5)
Reorganization	1.8	0.4	5.3
Foreign currency transaction (gains) losses	(0.1)	—	0.1
Loss on retirement of debt	—	5.3	—
Purchase consideration and other transaction costs	0.3	—	0.2
Other adjustments	0.7	0.3	—
Adjusted EBITDA	$86.1	$248.4	$(5.9)

Adjusted EBITDA	$86.1	$248.4	$(5.9)
LIFO expense	4.0	2.2	34.6
Adjusted EBITDA, excluding LIFO expense	$90.1	$250.6	$28.7

Net sales	$1,406.1	$1,748.8	$1,288.2

Adjusted EBITDA, excluding LIFO expense, as a percentage of net sales	6.4%	14.3%	2.2%

Gross profit	$264.2	$410.1	$163.1

Gross margin	18.8%	23.5%	12.7%

Gross profit	$264.2	$410.1	$163.1
LIFO expense	4.0	2.2	34.6
Gross profit, excluding LIFO expense	$268.2	$412.3	$197.7

Gross margin, excluding LIFO expense	19.1%	23.6%	15.3%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, gain on sales of assets, gain or loss on retirement of debt, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense, which is calculated as gross profit minus LIFO expense, divided by net sales. We have excluded LIFO expense from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense, gross margin, excluding LIFO expense, and Adjusted EBITDA, excluding LIFO expense, as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) and Earnings (Loss) per Share to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share
(Dollars and Shares in Millions, Except Per Share Data)

			Fourth
	First Quarter		Quarter
	2023	2022	2022

Net income (loss) attributable to Ryerson Holding Corporation	$47.3	$163.6	$(24.1)

Loss on retirement of debt	—	5.3	—
Benefit for income taxes	—	(1.4)	—

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$47.3	$167.5	$(24.1)

Adjusted diluted earnings (loss) per share	$1.27	$4.27	$(0.65)

Shares outstanding - diluted	37.2	39.2	37.0

Note: Adjusted net income (loss) and Adjusted earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

			Fourth
	First Quarter		Quarter
	2023	2022	2022

Net cash provided by operating activities	$80.4	$82.5	$181.6
Capital expenditures	(27.8)	(18.8)	(33.9)
Proceeds from sales of property, plant, and equipment	—	1.0	—
Free cash flow	$52.6	$64.7	$147.7

Market capitalization	$1,301.3	$1,354.1	$1,119.3

Free cash flow yield	4.0%	4.8%	13.2%

Note: Market capitalization is calculated using March 31, 2023, December 31, 2022, and March 31, 2022 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Second Quarter 2023 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	Second Quarter 2023
	Low	High
Net income attributable to Ryerson Holding Corporation	$46	$49

Diluted earnings per share	$1.28	$1.36

Interest and other expense on debt	8	8
Provision for income taxes	16	16
Depreciation and amortization expense	17	17
EBITDA	$87	$90
Adjustments	1	2
Adjusted EBITDA	$88	$92
LIFO expense	5	5
Adjusted EBITDA, excluding LIFO expense	$93	$97

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.